UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2019

CO-DIAGNOSTICS, INC.

(Exact name of small business issuer as specified in its charter)

Utah	1-38148	46-2609363
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification Number)

2401 S. Foothill Drive, Suite D, Salt Lake City, Utah 84109

(Address of principal executive offices)

(801) 438-1036

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2019, one of our directors, Frank Kiesner, resigned as a director of the Company. Mr. Kiesner had served as a member of our Board since May 24, 2017. This resignation is not the result of any disagreement with the Company on any matter related to the Company’s operations, policies, or practices.

On June 21, 2019, another of our directors, Edward Borkowski, retired as a director of the Company. Mr. Borkowski had served as a member of our Board since May 24, 2017. This resignation is not the result of any disagreement with the Company on any matter related to the Company’s operations, policies, or practices.

On June 25, 2019, Dr. Eugene Durenard, 53, was appointed as a director of the Company. Dr. Durenard will serve as a member of the Board’s Compensation and Corporate Governance/Nominating Committee and as chair of the Audit Committee. His election underscores the Board’s commitment to balance the experience and tenure of our current directors with new directors who bring different perspectives, and to have the depth of experience necessary to effectively execute our director succession plan. Dr. Durenard is appointed to serve as a director until his resignation or removal by the Board.

Dr. Durenard is the Founder and CEO of Hyperbolic Holdings, a Swiss-based holding, management consulting and investment advisory company specialized in healthcare since February 2018. He is co-Founder and CIO of Healthcare Impact Holdings, an investment fund specialized in later-stage healthcare private ventures since May 2018. He is co-Founder and Trustee of Healthcare Impact Foundation, a charitable organization designed to sustainably fund the translation of innovation in life sciences since September 2017. He is co-Founder of Global Better Health, a platform designed to provide scientifically-based corporate wellness and preventive programs since December 2018. He is an advisor to and Managing Director of the Stetson Family Office since September 2016. Dr. Durenard brings a thorough multi-asset class investment and entrepreneurial experience spanning 20 years to the Board of Directors. He received his Ph.D. in Mathematics at Harvard in 1995 before beginning his career with Salomon Brothers in London.

The Board has determined that Dr. Durenard is an independent director within the meaning of NASDAQ Rule 5605.

In connection with Dr. Durenard’s appointment to the Board, he will receive an option to purchase 25,000 shares of the Company’s common stock (the “Option”) with an exercise price equal to the closing price of the Company’s common stock on the effective date of Dr. Durenard’s appointment. The Option will be issued pursuant to the Company’s 2015 Equity Incentive Plan and shall be vested upon appointment.

Dr. Durenard does not have a family relationship with any of the executive officers, directors of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Dr. Durenard and any other persons pursuant to which he was selected as a director, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K

On June 25, 2019, Mr. Edward L. Murphy, 56, was appointed as a director of the Company. Mr. Murphy will serve as the chair of the Board’s Compensation and Corporate Governance/Nominating Committee and as a member of the Audit Committee. Mr. Murphy is appointed to serve as a director until his resignation or removal by the Board.

Mr. Murphy has been senior vice president and a partner of a private investment firm from June 1999 to the present. His duties have included investment analysis of various types of investment projects in real estate and financial services. Mr. Murphy serves on the board of directors of three Canadian publicly reporting companies that have interests in various industries.

The Board has determined that Mr. Murphy is an independent director within the meaning of NASDAQ Rule 5605.

In connection with Mr. Murphy’s appointment to the Board, he will receive an option to purchase 25,000 shares of the Company’s common stock (the “Option”) with an exercise price equal to the closing price of the Company’s common stock on the effective date of Mr. Murphy’s appointment. The Option will be issued pursuant to the Company’s 2015 Equity Incentive Plan and shall be vested upon appointment.

Mr. Murphy does not have a family relationship with any of the executive officers, directors of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Murphy and any other persons pursuant to which he was selected as a director, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated June 27, 2019.

[Signature Page Follows]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CO-DIAGNOSTICS, INC.

By:	/s/ Dwight H. Egan
Name:	Dwight H. Egan
Title:	Chief Executive Officer

Date: June 26, 2019